                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940


        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under the pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:   MUNIHOLDINGS NEW JERSEY INSURED FUND, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

        MuniHoldings New Jersey Insured Fund, Inc.
        800 Scudders Mill Road
        Plainsboro, New Jersey 08536

Telephone Number (including area code): (609) 282-2800

Name and Address of Agent for Service of Process:

        Arthur Zeikel
        MuniHoldings New Jersey Insured Fund, Inc.
        800 Scudders Mill Road
        Plainsboro, New Jersey 08536

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        YES [X]                         NO [_]

                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 30th day of January, 1998.



                        MUNIHOLDINGS NEW JERSEY INSURED FUND, INC.


                        By:  /s/ Alice A. Pellegrino
                            ----------------------------
                               Alice A. Pellegrino
                               Secretary